Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer 404-231-0011

Aaron’s, Inc.
Expects Positive Same Store
 Revenue Growth in Third
 Quarter

ATLANTA, September 22, 2009 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced  expectations for third quarter 2009 same store revenue growth.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) are expected to increase in the mid-single digit percentage range during the quarter ending September 30, 2009 compared to the same quarter of 2008.  The Company will announce its third quarter 2009 financial results on October 21.
Aaron’s, Inc., based in Atlanta, currently has more than 1,635 Company-operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $69 million at cost of furniture and bedding at 12 facilities in five states in 2008.  The entire production of MacTavish is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.